Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237992

KALEYRA, INC.

SUPPLEMENT NO. 6 TO

PROSPECTUS DATED MAY 8, 2020

THE DATE OF THIS SUPPLEMENT IS APRIL 20, 2021

This prospectus supplement (this “Supplement No. 6”) is part of the prospectus of Kaleyra, Inc. (the “Company”), dated May 8, 2020 (as amended from time to time, the “Prospectus”). This Supplement No. 6 is being filed to update and supplement the information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 20, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Public Warrants are listed on the NYSE American Stock Exchange under the symbols “KLR” and “KLR.WS,” respectively. On April 19, 2021, the last reported sales price of our Common Stock was $13.51 per share and the last reported sales price of our Public Warrants was $4.12 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of the Prospectus before buying our common stock and warrant.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 15, 2021

KALEYRA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38320	82-3027430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Via Marco D’Aviano, 2, Milano MI, Italy	20131
(Address of Principal Executive Offices)	(Zip Code)

+39 02 288 5841

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	KLR	NYSE American LLC
Warrants, at an exercise price of $11.50 per share of Common Stock	KLR WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment to Loan Agreement with Banco BPM S.P.A.

As previously disclosed on the Current Report on Form 8-K (“Current Report”) filed by Kaleyra, Inc., a Delaware corporation (f/k/a GigCapital, Inc., hereinafter the “Company”), with the Securities and Exchange Commission (“SEC”) on March 26, 2020, the Company’s wholly-owned subsidiary, Kaleyra S.p.A. (f/k/a Ubiquity S.r.l.) entered into a general unsecured loan agreement (the “BPM Loan Agreement”) with Banco BPM S.p.A. (formerly Banco Popolare di Milano S.p.A., hereinafter “BPM”) denominated in Euro for a total of €6.0 million ($6.4 million at the March 20, 2020 exchange rate) on March 20, 2020. The BPM Loan Agreement was a refinancing of that certain loan agreement, dated as of July 23, 2019, by and between Kaleyra S.p.A. and BPM (the “Initial Loan Agreement”). The BPM Loan Agreement has a maturity of 45 months from the date of first repayment and bears interest at a variable rate equal to the three-month Euribor plus a spread of 3.00%. The BPM Loan Agreement is to be repaid in 15 quarterly installments. The total amount of the BPM Loan Agreement, less amounts related to commissions, fees and expenses, was drawn in full the same date as of the BPM Loan Agreement.

The BPM Loan Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on March 26, 2020 and the Initial Loan Agreement was previously filed as Exhibit 10.20 to the Current Report on Form 8-K on December 2, 2019, and each are incorporated by reference hereto.

On April 15, 2021, Kaleyra S.p.A. and BPM entered into an Agreement to suspend payment of the Principal Component of the repayment instalments (with possible extension of the duration) of the Unsecured Loan (the “Loan Amendment Agreement”), pursuant to which Kaleyra S.p.A. and BPM agreed to postpone repayment of the principal amounts due under the BPM Loan Agreement for a period of six (6) months starting from March 31, 2021 until September 30, 2021, without prejudice to Kaleyra S.p.A.’s obligations to pay interests in relation to the principal amount at the original due dates. Consequently, the repayment schedule under the BPM Loan Agreement has been extended for the period equal to that of the six (6) month suspension period.

The foregoing description is only a summary of the Loan Amendment Agreement and is qualified in its entirety by reference to the full text of the Loan Amendment Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Entry into New Loan Agreement with Simest S.p.A.

On April 15, 2021, Kaleyra S.p.A. entered into a general unsecured loan agreement (the “Simest Loan Agreement”) with Simest S.p.A (“Simest”) for a total of € 3,000,000 ($3,591,000 at the April 15, 2021 exchange rate) relating to the Financing and Co-financing for implementation of a program to break into foreign markets. € 421,876.65 ($504,986.35 at the April 15, 2021 exchange rate) of the financing are non-refundable, apply to the Fund for Integrated Promotion (Co-financing) and have been granted in accordance with Section 3.1 of the Temporary Framework for State aid measures to support the economy in the current COVID-19 outbreak of the European Commission and € 2,578,123.35 ($3,086,013.65 at the April 15, 2021 exchange rate) apply to the Fund 394/81 (Financing). The financing bears a subsidized interest rate of 0.055% and a reference interest rate of 0.55%. The loan will have a duration of six (6) years starting from the date of disbursement and will have to be repaid in half-yearly installments starting after a two-year pre-amortization period.

The foregoing description of the Simest Loan Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Simest Loan Agreement, which is included as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The Loan Amendment Agreement and the Simest Loan Agreement are included as an exhibit to this Current Report in order to provide investors and security holders with material information regarding their terms. The Loan Amendment Agreement and the Simest Loan Agreement are not intended to provide any factual information about the Company, BPM or Simest.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.02 (Entry Into New Loan Agreement with Simest S.p.A.) is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The exhibits required by this item are set forth on the Exhibit Index attached hereto.

Exhibit Number

10.1	Loan Amendment Agreement, dated as of April 15, 2021, by and between Kaleyra S.p.A. and Banco BPM S.p.A.

10.2	Loan Agreement, dated as of April 15, 2021, by and between Kaleyra S.p.A. and Simest S.p.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2021

By:	/s/ Dario Calogero
Name:	Dario Calogero
Title:	Chief Executive Officer and President

Exhibit 10.1

Banco BPM Group – Internal Use

[on headed paper of]

BANCO BPM

On plain paper pursuant to Italian Presidential Decree 601/1973

Agreement to suspend payment of the Principal Component of the repayment instalments (with possible extension of the duration) of Unsecured Loan

On 15th April 2021, in the offices of BANCO BPM S.P.A., the following persons appeared:

-

Luca Restocchi born in Lodi on 16 September 1967, acting hereunder not on his own account but exclusively in his capacity of Manager of BANCO BPM S.P.A., with registered office at Piazza F. Meda 4, MILAN, ABI 05034 Tax Code and Registration number in the Milan Monza Brianza Lodi Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964, fully paid in share capital equal to EUR 7,100,000,000, Member of the Interbank Deposit Protection Fund and the National Guarantee Fund, Parent Company of the Banco BPM Banking Group, registered at number 8065 in Bank of Italy’s Register of Banks and at number 237 in the Register of Banking Groups, hereinafter referred to as “Bank”, by virtue of the powers assigned to him under the special power of attorney issued by the Chairman of the Bank’s Board of Directors on 8 September 2020 by deed under the hand and seal of Notary Public Art Paladini of Verona, file no. 25222, Folder no. 12722, registered at the Verona Revenue Agency on 15 September 2020 at no. 26598 series – 1T, the attachment of which is omitted pursuant to Article 36(5-ter) of Italian Decree Law 179/2012 converted into Italian Law 221 of 17 December 2012, amending Article 51 of the Italian Law on Notaries, as it was registered at the Monza Brianza Lodi Companies Register on 1 October 2020;

-

Giardina Papa Luca born in Limbiate on 29 April 1973, acting hereunder not on his own account but exclusively in his capacity of Executive Officer by virtue of the Minutes of the meeting of the Board of Directors dated 14 April 2021 and in representation of KALEYRA SPA SOCIETA’ PER AZIONI, with registered office at VIA MARCO D’AVIANO 2, 20131 MILAN (MI), tax code 0000012716960153, VAT No. 12716960153 and registration number in the MILAN (MI) Companies Register 0000012716960153, fully paid in share capital EUR 111,000.00, hereinafter referred to as “Borrower”;

on the other

(the Bank, the Borrower hereinafter jointly referred to as the “Parties”)

Whereas

–

by deed dated 20 March 2020 BANCO BPM S.P.A. (hereinafter the “Bank”) granted the Borrower an Unsecured Loan of €6,000,000.00 (EUR six million/00) (hereinafter referred to as the “Loan Agreement” or the “Loan”), to support the Borrower’s financial requirements;

–

the Agreement set out the procedures for using the amounts made available by the Bank, the procedures for determining the interest rate, the duration of the repayment of the disbursed amount of EUR 6,000,000.00 in 45 months through the payment of 15 deferred quarterly instalments, starting on 30 September 2020 and ending on 31 March 2024 (hereinafter the “Repayment Plan”);

–

the Borrower fully paid the Loan repayment instalments up until the instalment due on 31 December 2020, therefore as at today’s date, as a result of the non-repayments, the outstanding principal still to be repaid to the Bank totals €5,232,681.41 (EUR five million two hundred and thirty-two thousand six hundred and eighty-one.41), hereinafter referred to as “Outstanding Principal” (amount to be specified on the date of conclusion taking into account the last duly paid instalment);

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Reg. office: Piazza F. Meda, 4 - 20121 Milan – Tel. +39 02 77001

Admin. office: P.zza Nogara, 2 - 37121 Verona – Tel. + 39 045 8675111

www.bancobpm.it

Fully paid in share cap. as at 4.4.2020 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups

Banco BPM Group – Internal Use

[on headed paper of]

BANCO BPM

–

the Borrower has asked the Bank to be granted a suspension of the terms of payment of the principal components included in the repayment instalments, already expired and not paid and those due to expire up to 30 June 2021, with the understanding that the Loan must be fully repaid by the final expiry date of 30 September 2024;

–	the Bank intends to grant the Borrower’s request according to the procedures agreed below.

Now therefore, without prejudice to all the provisions of the Loan Agreement specified in greater detail above [and the guarantee and expressly confirmed between the Parties], and excluding any intention to novate the relationship established with the aforesaid Loan Agreement, the Parties hereby set out the terms and procedures for repayment of the amounts that have already expired and have not been paid and those due to expire in accordance with agreements hereunder.

Article 1. Summary document

The recitals form an integral and essential part of this agreement.

In compliance with the laws on transparency of the contractual conditions of banking transactions and services referred to in Resolution of the Interministerial Committee for Credit and Savings dated 4 March 2003 and subsequent provisions of the Bank of Italy, a “Summary Document” is attached to this agreement, constituting its title page and forming an integral part thereof, stating the economic conditions applied to this transaction.

The Annual Percentage Rate of Charge (APRC) is equal to 3.3661%.

The Parties acknowledge that, at the time this agreement is signed, the economic conditions agreed cannot be higher than the threshold rate established in the quarter in progress for the specific category of lending transactions pursuant to Italian Law 108 of 7 March 1996, containing provisions on usury.

Article 2. Suspension of payment of the principal component only of the instalments

Without prejudice to the Borrower’s obligation to pay the Bank the interest component due in relation to the Outstanding Principal at the original due dates, the Parties agree that the payment of the principal component of the Loan instalments shall be suspended for a period of 6 months, from the instalment expired/due on 31 March 2021 until the instalment expiring/due on 30 June 2021 included.

When signing this agreement the Borrower shall pay the Bank the interest components that have already expired.

The instalments which, according to the criteria determined in the loan agreement, shall expire during the period of suspension from the instalment due on 31 March 2021 to the instalment due on 30 June 2021, shall consist only of the interest component due from the Borrower to the Bank on the Outstanding Principal, which the Borrower therefore undertakes to pay at the aforesaid due dates as per the repayment plan attached hereto.

The suspension of payment of the principal component of the instalments shall cause postponement of the expiry of the repayment plan for an equivalent period of 6 months.

It is understood that, once the suspension period has terminated, that is, as from the instalment expiring on 30 September 2021, the Borrower shall resume payment of the deferred quarterly instalments, inclusive of the principal component and the interest component, calculated according to the straight line repayment method, the first of which expiring on 30 September 2021 and the last on 30 September 2024, as stated in the repayment plan which, signed by the contracting parties, is attached hereto under letter “_A”, forming an integral and essential part hereof.

The Borrower recognises and acknowledges that, as a variable interest rate has been agreed, in the event of an increase or decrease in the interest rate quoted, the Bank shall redetermine the loan repayment plan, taking the outstanding capital as original ‘capital’, the outstanding period as ‘duration’ and the rate quoted as above as ‘interest rate’.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Reg. office: Piazza F. Meda, 4 - 20121 Milan – Tel. +39 02 77001

Admin. office: P.zza Nogara, 2 -37121 Verona – Tel. + 39 045 8675111

www.bancobpm.it

Fully paid in share cap. as at 4.4.2020 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups

Banco BPM Group – Internal Use

[on headed paper of]

BANCO BPM

This repayment plan must therefore be considered as ‘approximate’, as it only aims to provide an idea of the amount of each instalment if the interest rate quoted upon conclusion of the agreement were to remain unchanged for the entire repayment period and does not therefore aim to establish the precise final amount of each instalment, as it may vary, in relation to both the principal component and the interest component, and therefore in relation to the overall amount of each individual instalment.

The Borrower undertakes to pay the instalments upon expiry of the due dates agreed above without the need for a prior request from the Bank.

Article 3. Receipts

During the period of suspension of payment of the principal component of the instalments referred to hereunder, the Bank shall issue payment receipts to the Borrower only for the amounts actually paid by way of interest and the Borrower acknowledges this fact.

Article 4. Exclusion of any intention to novate the agreement and confirmation of the guarantees

With the exception of what has been agreed hereunder, all the agreements, clauses and conditions laid down in the Loan Agreement and in the other deeds specified in greater detail in the Recitals are expressly confirmed and shall remain valid and unchanged. The ancillary character of the above amendments is also confirmed and any intention of novating the agreement is expressly excluded.

Any guarantees originally provided, including by third parties, shall continue to secure the Loan, as extended in its terms hereunder, without any formality being required. The Borrower and/or the Guarantor confirms/confirm in any case, also pursuant to and for the purposes of Article 1232 of the Italian Civil Code, all the guarantees originally provided to secure the Loan.

Article 5. Regular communications to customers

Pursuant to and for the purposes of Article 119 of the Consolidated Banking Law, the Bank shall provide the Borrower, upon expiry of the agreement and in any case at least once a year, with a detailed communication containing full and clear information on the progress of the relationship and an updated overview of the economic conditions applied. These regular communications may be sent in paper or electronic format and the cost of the regular customer communications in paper format is equal to €1.25.

The Borrower expressly declares that it would like to receive the regular communications in electronic format. At any time during the relationship the Borrower is entitled to change the communication technique used, by sending a specific request by registered letter to the branch where the relationship is held.

If the communications are sent to the Company by electronic means the Bank shall not apply any cost or charge for sending these communications.

However, if the Company requests the communications to be sent with a different and greater frequency than stated above, or requests the communications to be sent using different means to those contractually provided, the Bank may charge the contractually established costs stated in the Summary Document for sending paper communications.

The Bank shall provide the Borrower, in the regular communication sent on an annual basis, with a recapitulative statement of all the movements, amounts charged and any other information of relevance for understanding the performance of the relationship, as amended pursuant to the agreement.

Article 6. Termination of effect

The Borrower acknowledges that the failure to comply with the payment obligation laid down hereunder, and the occurrence of one of the possible cases of enforcement of the acceleration clause or of automatic termination of the Loan Agreement specified in greater detail in the Recitals, to be deemed set out here in full, shall cause termination of the effect of this Agreement. In such case the Borrower shall be obliged to immediately pay the Bank all the amounts due in relation to the outstanding debt and to this Agreement, according to the procedures specified therein.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Reg. office: Piazza F. Meda, 4 - 20121 Milan – Tel. +39 02 77001

Admin. office: P.zza Nogara, 2 -37121 Verona – Tel. + 39 045 8675111

www.bancobpm.it

Fully paid in share cap. as at 4.4.2020 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups

Banco BPM Group – Internal Use

[on headed paper of]

BANCO BPM

Article 7. Borrower’s rights

There shall be no prejudice to any rights that may have been granted to the Borrower in the Loan Agreement and in the subsequent deeds of disbursement and receipt mentioned in greater detail in the Recitals, with regard to the possibility to make early partial or total repayments of the Loan.

In the event of partial early repayments, when allocating the sum repaid the Bank shall however be entitled to prioritise the payment of Deferred Instalments. Once the Deferred Instalments have been paid, the payments shall be allocated to the Outstanding Principal, in which case the effect of each partial payment shall be to reduce the amount of the subsequent instalments without prejudice to the number of instalments, unless otherwise agreed between the Bank and the Borrower.

When the conditions established by Article 120-quater of Italian Legislative Decree 385/1993 are met, the Customer may transfer the Loan Agreement (“portability”) to another intermediary without paying any penalty or charge of any kind.

Article 8. Taxation

Considering that the Loan was subject to substitute tax pursuant to Articles 15 et seq. of Italian Presidential Decree 601 of 29 September 1973, as far as may be necessary, the Parties continue to opt, pursuant to Article 17 of Italian Presidential Decree 601/1973, as amended by Italian Decree Law 145 of 23 December 2013, to subject this agreement to the substitute tax regime referred to in the aforesaid Articles 15 et seq. of Italian Presidential Decree 601/1973, and therefore this Agreement is exempt from registration tax, stamp duty, mortgage and cadastral taxes.

All the costs and any fiscal or other charges relating to or arising from this Agreement shall in any case be borne by the Borrower.

Article 9. Delivery of copy of the agreement

Pursuant to the Bank of Italy’s provisions on “Transparency of banking and financial transactions and services”, the Borrower declares that it took advantage / did not take advantage of the right to obtain a copy of the agreement to be concluded or of a draft agreement without the economic conditions and of an estimate containing the economic conditions based on the information provided by the Borrower.

Article 10. Governing law – Complaints – Means of extrajudicial protection – Mediation for conciliation – Condition for pursuing action – Jurisdiction

The Parties agree that this Agreement is governed by Italian law.

The Bank informs the Borrower, and any Guarantor/s, that if a dispute arises following the conclusion of this Agreement and related and consequent deeds, the Borrower and the Guarantor/s may:

a)	lodge a complaint with the Bank in accordance with the procedures specified at the branches or on the institutional website of the Banco BPM Group (https://gruppo.bancobpm.it).

The Bank must reply within sixty days of receipt;

b)

if the Borrower, and the Guarantor/s, is/are not satisfied with the outcome of the complaint or did not receive a reply within the time limit established by applicable legislation, it/they may apply, pursuant to Article 128-bis of Italian Legislative Decree 385 of 1 September 1993, to the Arbitro Bancario Finanziario (Banking and Financial Ombudsman), free phone number 800196969, (hereinafter “ABF”) if the claim is worth less than EUR 200,000/00 (two hundred thousand/00), or entails the request of a sum of money or without any limitation on the amount in all other cases. Information on how to apply to the ABF and on its area of competence can be found on the website www.arbitrobancariofinanziario.it, or may be requested from the branches of the Bank of Italy or from the Bank.

If the Borrower, and the Guarantor/s, submits/submit an application to the ABF it/they must promptly inform the Bank, sending it a copy of the application by registered letter with return receipt or by certified email.

Applications to the ABF cannot be submitted more than twelve months after the compliant referred to in point a) above was lodged, without prejudice to the possibility for the Borrower, and the Guarantor/s, to lodge a new complaint to the Bank concerning the same matter raised in the previous complaint. The ABF’s decision shall not prejudice the possibility of applying to the judicial authority.

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Reg. office: Piazza F. Meda, 4 - 20121 Milan – Tel. +39 02 77001

Admin. office: P.zza Nogara, 2 -37121 Verona – Tel. + 39 045 8675111

www.bancobpm.it

Fully paid in share cap. as at 4.4.2020 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups

Banco BPM Group – Internal Use

[on headed paper of]

BANCO BPM

As an alternative to the above and without having to lodge a complaint,

c)

the Borrower, and the Guarantor/s, may initiate the mediation procedure. The Bank is entitled to the same right. For this purpose the Parties agree to initiate the mediation procedure with the Banking Conciliation Body constituted by the Conciliatore Bancario Finanziario – Association for resolving banking, financial and corporate disputes – ADR, registered in the register of conciliation bodies held by the Ministry of Justice (hereinafter “CBF”), the body that specialises in banking and financial disputes and has a widespread network of conciliators throughout the country (information can be found on the website www.conciliatorebancario.it).

The procedure before the ABF or the procedure before the CBF referred to in points b) or c) above also fulfils the condition for pursuing legal actions concerning banking agreements set out in Article 5(1-bis) of Italian Legislative Decree 28 of 4 March 2010. In the event of a change in the aforesaid legislation, the provisions in force from time to time shall apply.

Without prejudice to the mandatory jurisdiction established by law for interim and enforcement procedures, any dispute relating to the interpretation, conclusion, performance or termination of this Agreement shall be submitted to the exclusive jurisdiction of the Court of Milan.

This shall not prejudice the Bank’s right to apply to any other competent court pursuant to law.

Article 11. Supervisory authority

The Bank is subject to the controls exercised by the Bank of Italy, with registered office at Via Nazionale 91, 00184 ROME.

The Borrower	[stamp of Kaleyra S.P.A.]

Date 15/04/2021	Address

Signature (illegible)	Place and date of birth

Date	Address

Signature	Place and date of birth

Milan, 15 April 2021

The Bank (illegible signature)

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Reg. office: Piazza F. Meda, 4 - 20121 Milan – Tel. +39 02 77001

Admin. office: P.zza Nogara, 2 -37121 Verona – Tel. + 39 045 8675111

www.bancobpm.it

Fully paid in share cap. as at 4.4.2020 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups

Banco BPM Group – Internal Use

[on headed paper of]

BANCO BPM

I/we hereby declare to specifically approve – pursuant to and for the purposes of Article 1341(2) of the Italian Civil Code, the following clauses set out above: Article 6. Termination of effect, Article 10. Governing law – Complaints – Means of extrajudicial protection – Mediation for conciliation – Condition for pursuing action – Jurisdiction

The Borrower	[stamp of Kaleyra S.P.A.]

Date 15/04/2021	Address

Signature (illegible)	Place and date of birth

Date	Address

Signature	Place and date of birth

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Reg. office: Piazza F. Meda, 4 - 20121 Milan – Tel. +39 02 77001

Admin. office: P.zza Nogara, 2 -37121 Verona – Tel. + 39 045 8675111

www.bancobpm.it

Fully paid in share cap. as at 4.4.2020 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups

Banco BPM Group – Internal Use

[on headed paper of]

BANCO BPM

Agreement to suspend payment of the Principal Component of the repayment instalments (with possible extension of the duration) of Unsecured Loan

Summary Document

The Customer’s attention is drawn to the following information.

Economic conditions applied to Unsecured Loan Agreement no. 045-4629747 arising from this Agreement.

Mortgage Number	045-4629747

Original Principal Amount	EUR 6,000,000.00

Principal Amount outstanding as at 01/01/2021	EUR 5,232,681.41

Number of instalments outstanding	13

Repayment frequency	Quarterly

Interest rate applied to borrowed principal	2.46300%

Instalment collection charges	EUR 2.75

APRC	3.3661%

The Parties acknowledge that, at the time this agreement is signed, the economic conditions agreed cannot be higher than the threshold rate established in the quarter in progress for the specific category of lending transactions pursuant to Italian Law 108 of 7 March 1996, containing provisions on usury.

[illegible signature]	[stamp of Kaleyra S.P.A.]

[illegible signature]

BANCO BPM S.p.A.

Parent Company of the BANCO BPM Banking Group

Reg. office: Piazza F. Meda, 4 - 20121 Milan – Tel. +39 02 77001

Admin. office: P.zza Nogara, 2 -37121 Verona – Tel. + 39 045 8675111

www.bancobpm.it

Fully paid in share cap. as at 4.4.2020 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups

NDG 16251758 – DATE 15/04/2021

[on headed paper of]

BANCO BPM

Banco BPM S.p.A. Parent Company of the BANCO BPM Banking Group – Registered office: Piazza F. Meda, 4 – 20121 Milan – Tel. +39 02 77001 Administrative office: Piazza Nogara, 2 – 37121 Verona – Tel. + 39 045 8675111 www.bancobpm.it Fully paid in share cap. as at 6.4.2019 EUR 7,100,000,000.00 – ABI 05034 Tax Code and Reg. no. in Milan Companies Register 09722490969 – Representative of the Banco BPM VAT Group – VAT No. 10537050964 – Member of the Interbank Deposit Protection Fund and the National Guarantee Fund Registered in Bank of Italy’s Register of Banks and in the Register of Banking Groups – Stamp duty paid electronically, where due, Italian Revenue Agency Milan Office 5 Authorisation no. 3358 of 10/01/2017.

REPAYMENT PLAN for POST DISBURSEMENT AMENDMENTS

DATE 15/04/2021            Branch 1726                SEGRATE – SAN FELICE                                             START DATE 01/01/2021

NDG 16251758                Name KALEYRA SPA                                                                                 Relationship No. 04629747

Type of loan        GENERIC UNSECURED LOAN

Outstanding debt:        5,232,681.41

Type of financial plan        Straight line

REPAYMENT:        start date:    01/01/2021        number of instalments:    15        frequency: Quarterly        duration in months:  45

RATES APPLIED    from: 01/01/2021 – 2.4620%        Type of rate Variable

                                                                                          Indexation parameter: DL3        (description attached)            Spread 3.0000%

APRC    3.3661        Status: UNDER REPAYMENT

Inst. no.	(P)repay (R)epay	Due date	Outstanding debt	Principal component	Interest component	Instalment expense Notice Collection		Other expenses/ contributions	Instal. amount
—	3A	31/03/2021	5,232,681.41	0.00	32,207.15	0.00	0.00	4.00	32,211.15
—			the interest accrued shall be collected as per supplementary deed
—	4A	30/06/2021	5,232,681.41	0.00	32,578.24	0.00	0.00	4.00	32,582.24
—			the interest accrued shall be collected as per supplementary deed
—	5A	30/09/2021	5,232,681.41	387,856.05	32,936.24	1.25	2.75	0.00	420,796.29
—	6A	31/12/2021	4,844,825.36	390,244.28	30,494.95	1.25	2.75	0.00	420,743.23
—	7A	31/03/2022	4,454,581.08	392,647.21	27,429.08	1.25	2.75	0.00	420,080.29
—	8A	30/06/2022	4,061,933.87	395,064.93	25,289.26	1.25	2.75	0.00	420,358.19
—	9A	30/09/2022	3,666,868.94	397,497.54	23,080.50	1.25	2.75	0.00	420,502.04
—	10A	31/12/2022	3,269,371.40	399,945.14	20,578.51	1.25	2.75	0.00	420,527.65
—	11A	31/03/2023	2,869,426.26	402,407.80	17,668.49	1.25	2.75	0.00	420,080.29
	12A	30/06/2023	2,467,018.46	404.885.62	15,359.45	1.25	2.75	0.00	420,249.07
—	13A	30/09/2023	2,062,132.84	407,378.71	12,979.75	1.25	2.75	0.00	420,362.46
—	14A	31/12/2023	1,654,754.13	409,887.14	10,415.57	1.25	2.75	0.00	420,306.71
—	15A	31/03/2024	1,244,866.99	412.411.02	7,750.44	1.25	2.75	0.00	420.165.46
—	16A	30/06/2024	832,455.97	414,950.44	5,185.80	1.25	2.75	0.00	420,137.24
—	17A	30/09/2024	417,505.53	417,505.53	2,627.92	1.25	2.75	0.00	420,137.45

TOTALS:				5,232,681.41	296,578.35	16.25	035.75	8.00	5,529,319.76

[illegible signature]	[stamp of Kaleyra S.P.A.]

[illegible signature]

Signed by way of acceptance and approval by the Financed Party/Borrower

Mortgages – REPAYMENT PLAN for POST DISBURSEMENT AMENDMENTS	COPY FOR THE CUSTOMER

NDG 16251758 – DATE 15/04/2021

REPAYMENT PLAN cont.d

ATTACHMENT

INDEXATION PARAMETERS

code DL3

QUARTERLY QUOTATION OF THE EURIBOR 3 MONTH ACT/360 VALUE DATE END OF BUSINESS CALENDAR QUARTER

Signed by way of acceptance and approval by the Financed Party/Borrower

Mortgages – REPAYMENT PLAN for POST DISBURSEMENT AMENDMENTS	COPY FOR THE CUSTOMER

Exhibit 10.2

[on headed paper of]

Sace Simest

gruppo cdp

Financing and Co-financing for the implementation of a programme to break into foreign markets

KALEYRA S.P.A.

To be sent by certified email to the following address: kaleyra@legalmail.it

Outcome of Application – Agreement Proposal – Special Conditions

In this document any term that is not otherwise defined shall have the meaning assigned to it in the General Conditions.

Simest trans. no. 10782/IM/FP

Financing and Co-financing approved: €3,000,000.00

Ref. RNA – COR: 5008934

Application received on 22 September 2020

With regard to the aforesaid transaction, we hereby inform you that in the meeting held on 31 March 2021 the Subsidies Committee resolved to grant the Financing and Co-financing for a total amount of €3,000,000.00, of which €421,876.65 applying to the Fund for Integrated Promotion (non-refundable Co-financing) and €2,578,123.35 to the Fund 394/81 (Financing), with regard to a programme of the same amount to be implemented in the United States at the following conditions:

1.	Description of the initiative

Structure upgrade – direct management;

premises: rented office (USA);

foreign staff: 14 resources.

2.	Guarantees to be provided: exempt by virtue of the request made pursuant to Article 48(2)(d) of Italian Decree Law 34 of 19 May 2020.

3.	Conditions precedent

    for the first Disbursement:

a.	true copy of the original rental contract for the premises

b.

statutory declaration of the amounts granted pursuant to Section 3.1 of the Temporary Framework compiled in all its parts and digitally signed by the official representative, at the following link https://www.simest.it/docs/default-source/simest/documenti-pagine-prodotto-simest/dichiarazione-sostitutiva-per-l’erogazione-del-
cofinziamento-a-fondo-perduto-in-tf.docx.

These conditions must be met within 3 (three) months of the Completion Date, under penalty of revocation of the Financing and the Co-financing.

SIMEST SPA
Società italiana per le imprese all’estero	Fully paid-in share cap €164,646,231.88
Corso Vittorio Emanuele II, 323 00186 Rome	Registered in the Rome Comp. Reg.
T + 39 06 686351 F + 39 06 68635220	Tax Code and VAT No. 04102891001	Company subject to the management
Certified email address: simest@legalmail.it	Reg. Rome Ch. Comm. at REA no. 730445	and coordination of SACE Spa

for the second Disbursement:

a.	delivery, within 25 (twenty-five) months of the Completion Date, digitally signed by the official representative using the SIMEST Portal.

1)	Account of all the expenses incurred;

2)	Final report on the activity performed within the programme and on the promotional results achieved;

3)	Declaration on the necessity of the lump-sum expenses to the programme and description of use.

b.	the expenses incurred and accounted for must be at least equal to 40% of the total of Classes 1 and 2 of the “programme schedule”.

4.	Interest rates:

Subsidised Rate: 0.055%

Reference Rate: 0.55%

5.	De minimis subsidy: €132,333.00

6.	Aid pursuant to Section 3.1 of the Temporary Framework on State Aid Measures €421,876.65

7.	Procedures for disbursement of the Financing

For the first Disbursement. SIMEST shall disburse by way of advance 50% of the pro rata amount of the Financing and, where provided, of the approved Co-financing referring to expense classes I and II, within 30 (thirty) days of satisfaction of the conditions precedent.

For the second Disbursement. SIMEST shall disburse pro rata on the Financing and, where provided, on the Co-financing the balance of the amount accounted for in respect of the class I and II expenses incurred and the share of the lump-sum expenses equal to a maximum of 20% of the total class I and II expenses accounted for within thirty days of the successful satisfaction of the related conditions precedent and in any case within 29 (twenty-nine) months of the Completion Date.

The effective percentage of the maximum share of 20% that can be recognised as a lump-sum, is determined by comparing the amount of the accounted class I and II expenses to the amount of the expenses of the same classes approved by the Committee and applying this ratio to the aforesaid maximum share of 20%.

8.	Communications

All communications between SIMEST and the Company shall be sent:

(i)	to SIMEST:
SIMEST S.p.A.
Certified email: simest@legalmail.it

(ii)	to the Company:
KALEYRA S.p.A.
kaleyra@legalmail.it

It is reminded that:

-

the Financing granted is subject to the “de minimis” rule, set out in Regulation (EU) 1407/2013 of 18 December 2013 on the application of Articles 107 and 108 of the Treaty on the Functioning of the European Union to de minimis aid, published in the OJEU L352 of 24 December 2013;

-

the Co-financing granted is subject to European Commission Communication C(2020) 1863 final “Temporary Framework for State aid measures to support the economy in the current COVID-19 outbreak” and subsequent amendments and supplements (“Temporary Framework”).

The Application, the General Conditions together with these Special Conditions and Attachment A) “programme schedule”, form an integral part of the Agreement and are to be considered set out here in full and accepted even if not attached to the Agreement, together with Circular no. 1/394/2020 (the “Circular”) the contents of which are well known to the Company.

That said, you are kindly requested to accept our agreement proposal by and no later than 30 days of the date of receipt of this communication:

-	by downloading the Agreement Acceptance document from the SIMEST Portal, without amending it in any way;

-	having the Agreement Acceptance document digitally signed by the official representative who signed the Application Form and the General Conditions of Contract;

-	sending the digitally signed Agreement Acceptance document through the SIMEST Portal.

If SIMEST does not receive your acceptance by that deadline, the proposal shall be considered without effect.

On the date that SIMEST receives your acceptance in accordance with the above terms, the Financing Agreement shall be considered completed and that date shall be the Completion Date.

Yours faithfully,

SIMEST SpA

Encl. Programme Schedule

Programmes to break into foreign markets

PROGRAMME SCHEDULE

Countries of destination:	Target development countries:
United States of America	//

Class 1(I)
Structure functioning expenses	Expected expenditure (two-year period)
	Amount (€)%
1. Structure expenses
1.1 Premises/Equipment	135,000.00	4.50
1.2 Management	0.00	0.00
2. Staff expenses
2.1 Staff exclusively abroad	1,942,000.00	64.73
2.2 Staff travel abroad	0.00	0.00

TOTAL CLASS 1	2,077,000.00	69.23

Class 2
Expenses for promotional activities	Expected expenditure (two-year period)
	Amount (€)%
3. Training	0.00	0.00
4. Consultancy	240,000.00	8.00
5. Promotional expenses	183,000.00	6.10

TOTAL CLASS 2	423,000.00	14.10

TOTAL CLASS 1 + CLASS 2	2,500,000.00	83.33

Lump-sum share
Lump-sum expenditure	Amount (€)
Max 20% of total class 1 + class 2	500,000.00
GENERAL TOTAL PROGRAMME (II)	3,000,000.00

(I)

-	The planned Class 1 expenditure must be at least equal to 50% of the Class 1 + Class 2 Total;

-

In the final phase the expenses accounted must be at least equal to 40% of the Class 1 + Class 2 Total, with the understanding that in order to be eligible the Class 1 expenses must represent at least 50%.

(II)

In the final phase all the expenses incurred must be accounted for.